Exhibit 99.1

STEINER LEISURE LIMITED
Post Office Box N-9306
Suite 104A
Nassau, The Bahamas

For Release: IMMEDIATELY

Contact:    Leonard I. Fluxman, President and Chief Executive Officer (305) 358-9002, ext. 215

Steiner Leisure Limited Announces First Quarter 2008 Financial Results

NASSAU, THE BAHAMAS, April 30, 2008 - Steiner Leisure Limited (NASDAQ: STNR) today announced financial results for the first quarter ended March 31, 2008.

Financial Results

Steiner Leisure's revenues for the first quarter ended March 31, 2008 rose 10.5% to $136.7 million from $123.7 million during the comparable quarter in 2007. Net income for the first quarter ended March 31, 2008, was $9.7 million compared with $10.8 million for the same quarter in 2007.

Earnings per share for the first quarter ended March 31, 2008 was $0.61 per share, compared with $0.62 per share for the comparable quarter in 2007. The earnings per share data are presented on a diluted basis.

Corporate Overview

Steiner Leisure Limited is a worldwide provider of spa services. The Company's operations include spas and salons on 127 cruise ships, and in 51 resort spas and two luxury day spas. Our cruise line and land-based resort customers include Carnival Cruise Lines, Caesars Entertainment, Celebrity Cruises, Crystal Cruises, Cunard/Seabourn Cruise Lines, Hilton Hotels, Holland America Line, Kerzner International, Marriott Hotels, Norwegian Cruise Lines, Princess Cruises and Royal Caribbean Cruises. Our Elemis Limited subsidiary manufactures its Elemis; brand products for use in our cruise ship and land-based spas. This top quality European line of beauty products is also distributed worldwide to exclusive hotels, salons, health clubs and destination spas. Elemis, as well as other Steiner products, including La Therapie®, Ionithermie, and Steiner Hair Care, are available at www.timetospa.com".

Steiner Leisure owns and operates four post secondary schools (comprised of a total of 14 campuses) located in Miami, Orlando, Pompano Beach and Sarasota, Florida; Baltimore, Maryland; Charlottesville, Virginia; York, Pennsylvania; Salt Lake City and Lindon, Utah; Las Vegas, Nevada; Tempe and Phoenix, Arizona; and Westminster and Aurora, Colorado. Offering degree and non-degree programs in massage therapy and, in some cases, skin care, these schools train and qualify spa professionals for health and beauty positions within the Steiner family of companies or other industry entities.

Conference Call

The Company will be holding a conference call at 11:00 am (EST) on Thursday, May 1, 2008. Clive E. Warshaw, Chairman of the Board, and Leonard I. Fluxman, President and Chief Executive Officer, will discuss the contents of this press release.

If you wish to participate in this conference call, please call (517) 308-9020 for domestic and international calls approximately ten minutes before the scheduled time. The password is "Steiner". This call is available for replay from Thursday, May 1, 2008 (approximately 3 hours after the call takes place) until Thursday, May 8, 2008 at approximately 5:00 pm. You may reach it by dialing (402) 220-5070 for both domestic and international calls.

SELECTED FINANCIAL DATA

($ in thousands, except per share data)

(Unaudited)

	First Quarter Ended
	March 31,
	2008(2)	2007
Revenues:
Services	$91,163	$84,247
Products	45,553	39,490
Total revenues	136,716	123,737

Cost of Sales:
Cost of services	73,884	67,487
Cost of products	33,393	27,754
Total cost of sales	107,277	95,241
Gross profit	29,439	28,496

Operating Expenses:
Administrative	8,122	7,862
Salary and payroll taxes	10,755	9,285
Total operating expenses	18,877	17,147
Income from operations	10,562	11,349

Other Income (Expense):
Interest expense	(100)	(44)
Other income	138	569
Total other income (expense)	38	525

Income from operations before provision for income taxes	10,600	11,874

Provision for income taxes	897	1,095

Net income	$9,703	$10,779
Income per share:
Basic	$0.62	$0.63
Diluted(1)	$0.61	$0.62

Weighted average shares outstanding:
Basic	15,736	17,023
Diluted	15,915	17,387

Notes:

  Considers the impact of stock options outstanding of a subsidiary's common stock of $3,000 and $42,000 as of March 31, 2008 and 2007, respectively.
  Included in both Products Revenues and Cost of products is approximately $1.9 million relating to travel kits sold to British Airways. Excluding this amount would have resulted in a Gross Margin on Product Revenues of approximately 28%.

STATISTICS

	First Quarter Ended (Unaudited)
	March 31,
	2008	2007

Average number of ships served[1]:	128	125
Spa	96	92
Non-Spa	32	33

Average total number of staff on ships served:	2,008	1,938
Spa	1,772	1,695
Non-Spa	236	243

Revenue per staff per day[2]:	$471	$455
Spa	$493	$475
Non-Spa	$303	$317

Average weekly revenues:	$51,895	$49,443
Spa	$64,073	$61,525
Non-Spa	$15,595	$16,207

Average number of land-based spas served[3]	54	55

Average weekly land-based spas revenues	$29,470	$26,484

Total schools revenues	$11,732,000	$11,943,000

Total wholesale and retail product revenues	$18,080,000	$13,875,000

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1 Average number of ships served reflects the fact that during the periods ships were in and out of service and, accordingly, the number of ships served during the periods varied.

2 Revenue includes all sales of services and products on ships. Staff includes all shipboard employees. Per day refers to each day that a cruise ship is in service.

3 Average number of land-based day spas operated reflects the fact that during the period spas were opened and closed and, accordingly, the number of spas served during the period varied.